As filed with the Securities and Exchange Commission on April 23, 2013

Registration Statement No. 333-181132

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-181132

Duff & Phelps Corporation	Delaware	20-8893559
(Exact name of registrant as specified in its charter)	(State or other jurisdiction or incorporation or organization)	(I.R.S. Employer Identification No.)

55 East 52nd Street, 31st Floor New York, New York 10055 (212) 871-2000	Edward S. Forman, Esq. Executive Vice President, General Counsel and Secretary 55 East 52nd Street New York, New York 10055 (212) 871-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable.

If only the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. 

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. 

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this Form is a registration statement pursuant to General Instruction I.D. or post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. 

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. 

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller-reporting company. See the definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	
Non-accelerated filer	 (Do not check if a smaller reporting company)	Smaller reporting company	

DEREGISTRATION OF SECURITIES

                This Post-Effective Amendment relates to the following Registration Statement on Form S-3 (the “Registration Statement”) of Duff & Phelps Corporation (the “Registrant”):

•         File No. 333-181132, pertaining to the registration of (a) an indeterminate principal amount and number of each of the identified securities (preferred stock, par value $0.01 per share, Class A common stock, par value $0.01 per share (“Common Stock”) and debt securities representing obligations of the Registrant), up to a proposed maximum aggregate offering price of $500,000,000, for the purpose of offering the securities from time to time in unspecified numbers at unspecified prices and (b) 7,987,920 shares of Common Stock.

                On December 30, 2012, the Registrant entered into an Agreement and Plan of Merger with Plan of Merger (the “Merger Agreement”) with Duff & Phelps Acquisitions, LLC, a Delaware limited liability company (“DPA”), Dakota Holding Corporation, a Delaware corporation (the “Parent”), Dakota Acquisition I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), and Dakota Acquisition II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Merger Sub I (“Merger Sub II”).  Pursuant to the Merger Agreement, among other transactions, Merger Sub I merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation following the Merger and as a wholly owned subsidiary of the Parent.

                In connection with the Merger, the offering pursuant to the Registration Statement has been terminated.  In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities of the Registrant registered but unsold under the Registration Statement as of the date of this Post-Effective Amendment.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 23rd day of April, 2013.  No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.

 DUFF & PHELPS CORPORATION

By: /s/ Edward S. Forman

Name:  Edward S. Forman

Title:    Executive Vice President, General Counsel

             & Secretary